Exhibit 5



                             Stanford Stoddard Smith
                              1893 Maple View Drive
                              Bountiful, Utah 84010
                                 (801) 295-1444



September 28, 1998

Board of Directors
The Murdock Group Career Satisfaction Corporation
5295 South Commerce Drive, Suite 400
Salt Lake City, Utah 84107



Dear Directors:

You have requested my opinion as to the legality of the securities being registered by The Murdock Group Career Satisfaction Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), by filing a registration statement on Form SB-2, relating to the offering of up to 2,181,500 shares of its shares (the "shares") and $3,000,000 in corporate bonds (the "Bonds") as described in the registration statement.

In connection with your request for my opinion, you have provided me and I have reviewed the company's Articles of Incorporation, Bylaws, resolutions of the Board of Directors of the company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, when the registration statement shall have become effective under the Act, when all required registrations with state securities regulators shall have become effective, and when the Shares and Bonds shall have been duly issued and delivered to the purchasers against payment of the consideration therefor, the Shares will, when sold, be legally issued, fully paid and nonassessable, and the Bonds will constitute binding obligations of the Company.

+

                                                     Kind regards,

                                                     /s/Stanford S. Smith
                                                     --------------------
                                                     Stanford S. Smith


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